 Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Lippert / Heilshorn & Associates, Inc. Moriah Shilton, Vice President 415.433.3777 ir@semitool.com

Semitool Announces Fiscal Fourth Quarter and Year-end Results

— Receives $15.6 million Multi-tool Order for its 300mm Next-generation Tools —

KALISPELL, MT – November 3, 2004 – Semitool, Inc. (NASDAQ: SMTL), a manufacturer of wafer processing technology and equipment for the integrated circuit industry, today reported financial results for the fiscal fourth quarter and year-ended September 30, 2004.

        Revenue for the fiscal fourth quarter was $49.8 million, up 91 percent compared to $26.1 million in the same quarter last year, driven by sales of RaiderTM electroplating and surface preparation tools. Fourth quarter gross margin was 52.0 percent, compared to negative 23.2 percent in the year ago fourth quarter. The gross margin in the year ago period was impacted by an obsolete inventory write-down charge of $19.1 million. Net income for the period was $4.3, or $0.14 per diluted share, compared to a net loss of $14.0 million, or $0.49 per diluted share, for the fourth quarter 2003.

        Revenue for the fiscal year 2004 was $139.6 million, compared to $117.0 million in the prior fiscal year. Gross margin for the fiscal year 2004 was 55.4 percent, compared to 30.1 percent in 2003. Fiscal year 2003 included the aforementioned inventory charge. Net income for the fiscal year 2004 was $7.4 million, or $0.25 per diluted share, compared to a net loss of $21.2 million, or $0.74 per diluted share, for fiscal 2003.

        “Demand for our next-generation Raider tools continues to grow,” said Ray Thompson, chairman and chief executive officer of Semitool. “These tools were the driving force behind our fourth quarter 91 percent increase in revenue versus the prior year period. Shipments for the quarter were slightly below our guidance, primarily due to one order that was not shipped until October.”

        Thompson continued, “During the fourth quarter, we continued expanding our global sales organization. We achieved a key milestone, shipping our first Raider tools to Japan. These tools successfully completed a rapid acceptance testing in October and will be included in our first quarter 2005 revenue. Positive feedback from our customers on the new applications we have developed indicates our next-generation tools’ marketability and our fiscal 2005 performance should be even better than fiscal 2004.”

        Bookings for the fourth quarter of 2004 were $42.4 million, which included $3.3 million in royalties received from Ebara. This compares with $45.6 million in bookings at the end of the third quarter. Shipments for the fourth quarter of fiscal 2004 were $59.6 million, compared to $41.7 million in the previous quarter. At September 30, 2004, deferred revenue was $44.0 million and the company’s shipping backlog was $37.7 million.

        Cash, cash equivalents and marketable securities were $22.4 million at September 30, 2004, compared to $21.0 million at the end of the third quarter.

Financial Guidance

        Semitool expects first quarter 2005 revenue to be in the range of $45 and $48 million. Earnings per diluted share for the first quarter 2005 are expected to range from $0.14 to $0.18. Shipments are expected to be in the range of $30 and $33 million.

        “Also in the fourth quarter, we received an order from a European company that is equipping a new 300mm wafer fab facility,” said Thompson. “This order, for $15.6 million, covers the breadth of our 300mm tools and includes Raiders for copper interconnects and cleans, as well as automated batch tools for cleans. Even in the face of an uncertain business climate for our industry, we are expecting 2005 to be a more profitable year than 2004, with annual revenues between $170 and $200 million.”

Conference Call Information

        Semitool will host an investor conference call today at 5:00 P.M. Eastern Time. The call will be accessible live by dialing 800-322-5044. A 48-hour replay will be available by dialing 888-286-8010, pass code 26832719. The call will also be simultaneously webcast and available on Semitool’s web site at www.semitool.com and will remain posted on the web site for a period of 90 days.

Safe Harbor Statement

The matters discussed in this news release include forward-looking statements, including statements related to (i) Raider tool sales that are expected to be included in first quarter 2005 revenue, (ii) our anticipation of greater demand for our products, (iii) the marketability of our tools and our fiscal performance improving in fiscal 2005 and (iv) financial guidance for the first quarter and fiscal year 2005, including anticipated revenue, earnings per share, shipments and profitability.  Also, bookings, shipments, backlog and deferred revenue are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission.  Our business is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company's ability to timely deliver and support its products and the risks associated with competing on a global basis.  We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

—Tables Follow —

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2004	2003	2004	2003
Net revenue	$49,777	$26,095	$139,627	$117,048
Cost of goods sold before write-down of
obsolete inventory	23,914	13,019	62,206	62,655
Write-down of obsolete inventory	--	19,139	--	19,139

Cost of goods sold	23,914	32,158	62,206	81,794

Gross profit	25,863	(6,063)	77,421	35,254

Operating expenses:
Selling, general and administrative	15,486	12,096	51,398	52,439
Research and development	4,335	4,723	15,147	18,084

Total operating expenses	19,821	16,819	66,545	70,523

Income (loss) from operations	6,042	(22,882)	10,876	(35,269)
Other income (loss), net	77	(19)	(139)	596

Income (loss) before income tax	6,119	(22,901)	10,737	(34,673)
Income tax provision (benefit)	1,859	(8,931)	3,383	(13,522)

Net income (loss)	$4,260	$(13,970)	$7,354	$(21,151)

Earnings (loss) per share:
Basic	$0.15	$(0.49)	$0.26	$(0.74)

Diluted	$0.14	$(0.49)	$0.25	$(0.74)

Average common shares:
Basic	28,648	28,451	28,570	28,446
Diluted	28,925	28,451	29,066	28,446

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	September 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$16,368	$23,018
Marketable securities	5,986	4,917
Trade receivables, net	52,307	17,630
Inventories	55,432	32,263
Prepaid expenses and other current assets	14,676	29,054

Total current assets	144,769	106,882
Property, plant and equipment, net	29,203	24,923
Other assets, net	7,328	6,969

Total assets	$181,300	$138,774

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$21,834	$13,078
Other current liabilities	44,648	20,696

Total current liabilities	66,482	33,774
Long-term liabilities	4,975	4,323

Total liabilities	71,457	38,097

Shareholders' equity:
Common stock	49,222	47,445
Retained earnings	61,013	53,659
Accumulated other comprehensive loss	(392)	(427)

Total shareholders' equity	109,843	100,677

Total liabilities and shareholders' equity	$181,300	$138,774